Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. Builds Sales into New Markets

Wednesday September 24, 2:30 pm ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--Integrated Environmental Technologies, Ltd. (OTCBB: IEVM - News) announced today the sale of additional EcaFlo® equipment to two new customers representing interests in new market areas. Plains ECA Solutions, Inc., a Canadian dealer, is promoting the use of EcaFlo® equipment and solutions in the agricultural industry, for use in livestock area surface disinfection. Totally Safe Water Co., based in Utah, will use the EcaFlo® equipment to produce solutions to effectively treat biofilm build-up and various other agricultural applications, such as veterinary clinics and dairy processing facilities that require thorough and dependable hard surface disinfection.

IET, Inc., the company’s wholly-owned operating company and original equipment manufacturer, has secured its initial sale into the Canadian market through its EcaFlo® dealer, Plains ECA Solutions, Inc., in Manitoba. The equipment will be placed into service at a swine operation where EcaFlo® Anolyte will be used for disinfection purposes in the nurseries and in farrowing houses to control bacteria. In addition, EcaFlo® Anolyte will be dosed into the liquid feed system and drinking water for the animals throughout the farm complex. “The neutral-pH Anolyte does an amazing job of controlling mold in the wet feed and removes biofilm from the walls of the water lines,” said Nathan Waldner, IET’s Canadian dealer of EcaFlo® equipment and solutions. Waldner further stated, “Anolyte has unique properties and, when ingested by the animals, improves feed conversion thus enhancing growth, improving the overall health of the animals and reducing mortality.” This Toronto, Canada EcaFlo® equipment installation will be a showcase for demonstrating the performance and reliability of IET’s EcaFlo® equipment and solutions (EcaFlo® Anolyte and Catholyte) for anyone interested in the technology and its economically-viable, environmentally-responsible ability to control bacteria, viruses and fungi.

Utah-based Totally Safe Water Co., specializing in biofilm treatment and water filtration, recently purchased EcaFlo® equipment in order to generate EcaFlo® Anolyte and Catholyte for distribution to its customers. Greg Radmall, President of Totally Safe Water Co., stated, “With IET achieving its EPA Product Registration for EcaFlo® Anolyte, we will now be able to produce and provide this highly effective and safe disinfectant to our current customers, while expanding into various agricultural and dairy applications, including cheese processing. We will begin providing this product to veterinary clinics for hard-surface disinfection.” Radmall further commented, “We are excited to be associated with IET and look forward to our continued relationship.”

IET’s President and CEO, William E. “Bill” Prince stated, “Our sales team has been busy getting the word out about our EPA antimicrobial product registration. We’re just beginning to see the initial harvest of some of our business development efforts through the sales of EcaFlo® into markets that have been waiting for the confirmation that our EcaFlo® Anolyte product is truly the first of its kind to be registered by the United States EPA.” Prince added, “We would like to thank those who have ‘waited’ for us. We are ready to build and sell EcaFlo® equipment that our customers can depend upon.”

IET’s EcaFlo® equipment is designed and built in the USA, utilizing electro-chemical activation technology to produce environmentally-responsible biocides from a weak saline solution, at neutral pH.

About Integrated Environmental Technologies, Ltd. and its wholly-owned operating subsidiary, IET, Inc.:

IET designs, manufactures, markets and sells its equipment under the EcaFlo® Name Brand. This specially designed and built equipment produces reliable, environmentally-friendly solutions, using a precise configuration of a process known as electro-chemical activation (ECA). IET’s EcaFlo® equipment produces solutions (EcaFlo® Anolyte and Catholyte) that effectively control bacteria, viruses, fungi, and other microorganisms without harming the environment, as well as acting as natural degreasers.

To learn more about IEVM and IET, Inc.’s EcaFlo® equipment and solutions, please visit our websites at www.ietusa.net and www.ietltd.net.

Forward-Looking Statements: The statements in this press release regarding the sale of EcaFlo® equipment, future opportunities and any other effect, result or aspect of EcaFlo® equipment and/or solutions and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including but not limited to, costs and difficulties related to the sale of EcaFlo® equipment, the state of the Company’s current operations, results of tests, applicability of the Company’s technology, costs, delays, and any other difficulties related to the Company’s business plan, the company’s sources of liquidity, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, marketability of the Company’s EcaFlo® equipment and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements IEVM makes in this news release include market conditions and those set forth in reports or documents IEVM files from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Integrated Environmental Technologies, Ltd.
William E. Prince, President and CEO
843-390-2500
president@ietltd.net

Source: Integrated Environmental Technologies, Ltd.